LIMITED SIGNATORY POWER

By this Limited Signatory Power the
undersigned authorizes and designates each of Ann Kappler and Iris Aberbach to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The undersigned further authorizes and designates each of Ann Kappler and Iris Aberbach to execute and file on behalf of the undersigned a Form ID to facilitate the foregoing. The authority of Ann Kappler and Iris Aberbach under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. The undersigned acknowledges that Ann Kappler and Iris Aberbach are not assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations.


/s/ Bridget Macaskill

Date:
October 11, 2005